Exhibit 10.85

                   Amendment No. 2 to Shareholders' Agreement

This Amendment No. 2 to the Shareholders' Agreement is made as of the 1st day of October 2003 (as supplemented or modified from time to time, "this Agreement") by and among Scandinavian Energy Finance Limited, an Irish corporation (the "Company"), Endoray Investments, B.V. a Dutch company ("USE"), which is a wholly owned subsidiary of US Energy Systems, Inc. ("USE Parent"), USE Parent, and EIC Electricity SA, a Swiss company ("EIC").

                                    RECITALS

WHEREAS the parties hereto have previously entered into that certain Shareholders' Agreement dated as of March, 2002 which was amended by Amendment No. 1 dated as of the 19th of, February 2003 (collectively the "Shareholders' Agreement");

WHEREAS as of September 30, 2003, USE has transferred beneficial ownership of 2,000 Ordinary Shares ("Transferred Shares") to Borg Energi AB ("BE") ("Ordinary Share Transfer").

WHEREAS between September 24, 2003 and October 27, 2003 EIC has exented a Shareholder Loan to the Company of mSEK 9.8 and USE Parent has extended a Shareholder Loan to the Company of mSEK 10.2 (collectively the "Shareholder Loans").


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WHEREAS it is expected that the Company and ESS AB require additional funding of up to mSEK 28 from the date of this Agreement until the end of 2003 and EIC will extend such additional funding to the Company and/or ESS AB and/or its subsidiaries in the form of priority shareholder loans (the "Priority
Shareholder Loans").

WHEREAS in consideration of the Shareholder Loans and the Priority Shareholder Loans the parties have agreed to certain distribution priorities ("the Distribution Priorities").

WHEREAS in consideration of EIC contributing additional funding to the Company and/or ESS AB and/or its subsidiaries during the remainder of 2003 and USE, USE Parent and BE not contributing additional capital during 2003, the parties have agreed to a dilution giving effect to an immediate increase of EIC's shareholding in the Company from 49% to 66.666%.

WHEREAS the parties have agreed to change the respective service agreements with USE and EIC effective as of the date of this Agreement, so that from the date hereof the service fees payable to USE and EIC shall be pro-rated to the shareholding of the respective party, failing such change to the respective agreements with USE and EIC, both parties undertake that payments made under such service agreements will give effect to the Distribution Priorities provided herein.

WHEREAS the parties hereof now wish to amend the Shareholders' Agreement.


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NOW THEREFORE in consideration of the foregoing the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. Capitalized Terms herein shall have the same meaning as the meaning ascribed to them in the Shareholders' Agreement unless indicated otherwise.

2. Section 1.2(a) of the Shareholders' Agreement is hereby amended by deleting the word "seven" and replacing it with the word "six".

3. Section 1.2(b) of the Shareholders' Agreement is hereby amended by replacing the first sentence with the sentence: USE and EIC shall have the right to designate two individuals and four individuals, respectively, as nominees for election as Directors and as directors of any future direct or indirect subsidiary of the Company (a "Future Subsidiary").

4. Section 1.2(c) of the Shareholders' Agreement is amended by deleting the existing section in its entirely and replacing it with the following section:

      "(c) Board of Directors.

      The Board of Directors of the Company as of the date of Amendment No. 2 will consist of the following persons:


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---------------------------------------------------------------
Name of Directors                   Designating Shareholder
---------------------------------------------------------------
Goran Mornhed                                 USE
---------------------------------------------------------------
Allen J. Rothman                              USE
---------------------------------------------------------------
Michael Ryan                                  EIC
---------------------------------------------------------------
Dominique Candrian                            EIC
---------------------------------------------------------------
Derek Maltby                                  EIC
---------------------------------------------------------------

      Each of such persons shall hold office until such person's death, resignation or removal, or until such person's successor shall have been duly designated, where applicable and elected by the Shareholders."

5. Section 1.3, prefractory paragraph, of the Shareholders' Agreement is hereby amended by deleting the word "six" and replacing it with the word "five".

6. Section 1.3, shall be amended by deleting the list of Required Matters and replacing it with the following:

            Subject to Section 1.9 hereof, demand additional capital from the Shareholders.

            Subject to Section 1.3A hereof, borrow money or guarantee the obligations of any Person not in the ordinary course of business, or mortgage, pledge or grant a security interest in assets not in the ordinary course of business, in any one transaction or a series of related transactions.

            Enter into a transaction or agreement with an Affiliate of a Shareholder or amend any such agreement other than as specifically set forth in this Agreement.

            Dispose of assets not in the ordinary course of business.


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            Subject to Section 1.9 hereof, authorise or issue any additional
            Ordinary Shares or other equity interests of the Company or any option or warrant to purchase such equity interests.

            Engage in a business activity other than the Business.

            Subject to Section 1.3A hereof, commence any process of dissolution, liquidation, winding up, insolvency, examinership or voluntary bankruptcy.

            Approve any merger or consolidation of the Company.

            Subject to Section 1.3A hereof, amend or modify any credit agreement or implement any change in capital structure not in the ordinary course of business.

            Subject to Section 1.3A and Section 13.9 hereof, commence or settle any litigation that involves an amount in excess of $100,000.

            Engage or terminate principal auditors of the Company.

            Subject to Section 1.3A hereof, take any material action or exercise or waive any material right with respect to the Company's financing agreements with Lantbrukskredit AB.

            Take any action that would create or expand recourse to or the financial or legal exposure of a Shareholder or an Affiliate of a Shareholder (other than SEFL, ESS or its subsidiaries) in relation to the Company, ESS or their subsidiaries.

            Take any action that would create adverse tax or regulatory consequences to a Shareholder or an Affiliate of a Shareholder (other than SEFL, ESS or its subsidiaries) in relation to the Company or ESS or their subsidiaries.

7. Section 1.3, third unlettered paragraph is hereby amended by deleting the fourth sentence and replacing it with: Therefore, for example if the Company had the right to nominate members of Gigantissimo 2321 AB board as of the date of Amendment No. 2., EIC would have the right to designate a majority of designees.

8.    Section 1.3A is added and reads as follows:

      The Shareholders acknowledge and recognize that due to current liquidity issues at SEFL and ESS and disputes with LBK (i) the capital structure of the


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

      Company and/or its subsidiaries, (ii) the terms and conditions of its loan with Landbrukskredit, (iii) the terms, conditions and structure of its holdings in ESS and/or its subsidiaries are all expected to be restructured and/or (iv) the Shareholder and/or the Company and its subsidiaries may have to commence litigation procedures against certain third parties to give effect to the restructuring (the "Restructuring"). For purposes of this Agreement a sale of the assets or stock of SEFL and/or ESS are not part of a Restructuring. In recognition that EIC has committed to fund a disproportionate share of the cash requirements of SEFL and ESS for the remainder of 2003 and in order to facilitate a successful Restructuring, which is in the best interest of the Company, USE and EIC agree that:

      a) EIC shall assume the lead role in the Restructuring and as such subject to Sections 1.3 and 1.9 hereof shall be primarily authorized to and responsible for formulating and negotiating with relevant counterparties the terms and conditions of such Restructuring, provided that the terms and conditions of the Restructuring, proposed by EIC (i) are from the standpoint of the Shareholders reasonably prudent under the circumstances, and (ii) do not provide any direct or indirect economic benefit to any Shareholder or their affiliate other than economic benefits which are disclosed to all shareholders and which will be allocated amongst the shareholders in accordance with section 1.10 hereof.

      b) EIC shall keep USE fully informed on a contemporaneous basis of all developments in the Restructuring and shall provide USE with all correspondence and draft and final documentation respecting the Restructuring. EIC shall not execute any binding documentation regarding the Restructuring without providing USE with complete and accurate copies of


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

      such documentation in advance in order to afford USE a meaningful opportunity to review such documentation and discuss such documentation with EIC and the Company's advisors.

9. Section l.4(a)(i) of the Shareholders' Agreement is hereby amended by deleting the word "six" and replacing it with the word "five".

10. Section 1.9(e) of the Shareholder Agreement is amended by deleting the unnumbered paragraph and replacing it with the following: then the shareholder whose directors voted in favor of the capital call may fund additional Priority Shareholder Loans, which shall not exceed the Company's, or ESS and its subsidiaries' cash requirements to achieve their purposes, as reasonably determined from time to time by the Company based on reasonable line item budgets provided to the Shareholders by the Company and/or ESS which shall bear an interest rate of STIBOR 90 + 200bp per annum compounded quarterly and which shall be paid from the Company's cash in accordance with the Distribution Priorities as defined herein. In the event of a funding pursuant to the immediately preceding sentence, the Company shall issue new Ordinary Shares to the Shareholder supplying the funding at a subscription price of 1 Euro per share in accordance with the dilution mechanism immediately below (the "Dilution Mechanism").


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

      Dilution Mechanism

      The Company shall issue 1,893 Ordinary Shares at a subscription price of Euro 1 per share for every SEK 1 million of additional Priority Shareholder Loans to the Company funded pursuant to this Section 1.9(e).

      The shareholder whose directors voted against the capital call referred to above shall irrevocably undertake to vote all of its shares in the Company and direct its nominee directors to vote in favor of an resolution required to give effect to the provisions contained in this paragraph 1.9(e). For purposes of this section 1.9 the Company's "purposes" shall not include the payment of principal and interest due on Shareholder Loans and or Priority Shareholder Loans.

11.   A new subparagraph 1.9(f) is hereby added which states as follows:

      Notwithstanding anything to the contrary herein, EIC shall fund the cash requirements of the Company and ESS AB through December 31, 2003 ("2003 Cash Requirements") under the following terms and conditions:

      i) EIC shall fund all 2003 Cash Requirements up to MSEK 28 as Priority Shareholder Loans in accordance with Section 1.9(e) above and in consideration of EIC's commitment to make such funding, the Company shall issue EIC 52'998 Ordinary Shares at a subscription price of Euro 1 per share.

      ii) EIC will consider additional funding of all 2003 Cash Requirements in excess of MSEK 28 as a Priority Shareholder Loan in accordance with
      Section 1.9(e) above and upon such funding, the Company shall issue EIC additional


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      Ordinary Shares of Euro 1 per share in accordance with the Dilution
      Mechanism. For the avoidance of doubt, this does not constitute a commitment by EIC.

11.   Section 1.10 is hereby replaced with the following paragraph:

      1.10 Distribution Priorities. The parties shall, subject to applicable law disburse the cash of the Company as follows:

                  1. Payment of services extended by third parties (including amount others audit, tax and accounting services) and taxes.

                  2. Payment of scheduled interest and principal under the Lantbrukskredit loan.

                  3. Payment of scheduled interest and principal under any other 3rd party loan.

                  4. Payment of accrued interest under the Priority Shareholder Loans pro-rata to the respective amounts extended by the shareholders. In case of certain Priority Shareholder Loans have been lent to ESS AB and/or its subsidiaries, the Company shall instruct ESS AB to make such payment.

                  5. Repayment of principal of the Priority Shareholder Loans pro-rata to the respective amounts extended by the shareholders until such Priority Shareholder Loans are fully repaid. In case of certain Priority Shareholder Loans have been lent to ESS AB and/or its subsidiaries, the Company shall instruct ESS AB to make such payment.


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

                  6. Payment of accrued interest under the Shareholder Loans pro-rata to the respective amounts extended by the shareholders.

                  7. Repayment of principal of the Shareholder Loans pro-rata to the respective amounts extended by the shareholders until such Shareholder Loans are fully repaid.

                  8. On a pari-passu basis, payment of accrued service fees to USE up to the amount accrued to the date of this Agreement at ESS and to EIC up to the amount accrued to the date of this Agreement at SEFL. In the case of payment of service fees to USE, the Company shall instruct ESS AB to make such payment. For the avoidance of doubt, the total payments to USE and EIC made by the Company and ESS under this paragraph 8 shall be split 49% to EIC and 51% to USE, except invoiced out-of-pocket expenses, which amounts shall be paid to the party that incurred the expense.

                  9. All remaining distributions shall be in accordance with the percentage of ownership of Ordinary Shares as of the date of such distribution. For purposes of this Section
                        1.10 all payments described above from ESS AB shall be deemed to have been made by the Company.

12.   Section 1.16 is hereby deleted in its entirety.


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13.   Except as amended hereby, the Shareholders' Agreement is hereby ratified and confirmed and, as so amended, remains in full force and effect on the date hereof.

14. Pursuant to article 33 (4) of the articles of association of the Company, USE and EIC hereby consent to the Ordinary Share Transfer.

15. The Shareholders agree to cause the Company to amend Article 34 of the articles of association of the Company in the form annexed as schedule A hereto.

16. So long as EIC is the controlling Shareholder of the Company, EIC shall use reasonable efforts to cause the Company to deliver monthly income statements and balance sheets as reasonably required by the Shareholders.

17. The Shareholders shall cause the Directors designated by them to approve this Amendment No. 2 on behalf of the Company.

IN WITNESS WHEREOF the parties hereto have caused this Agreement to be executed as of the date first written above.


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


                                        ENDORAY INVESTMENTS, B.V.

                                        By: /s/ Goran Mornhed
                                            -------------------------------
                                            Name:  Goran Mornhed
                                            Title: Director


                                        U.S. ENERGY SYSTEMS, INC.

                                        By: Goran Mornhed
                                            -------------------------------
                                            Name: Goran Mornhed
                                            Title: President


                                        EIC ELECTRICITY SA

                                        By: /s/ Dominique Candrian
                                            -------------------------------
                                            Name: Dominique Candrian
                                            Title: Director

                                        By: /s/ Marcel Bruehwiler
                                            -------------------------------
                                            Name: Marcel Bruehwiler
                                            Title: Director


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                                        PRESENT when the Common Seal
                                        of SCANDINAVIAN ENERGY
                                        FINANCE LIMITED was affixed
                                        hereto:

                                        /s/ Derek Maltby
                                        -------------------------------
                                        Derek Maltby
                                        Director

                                        /s/ Carolm Brougham
                                        -------------------------------
                                        FOR AND ON BEHALF OF
                                        AIB INTERNATIONAL FINANCIAL
                                        SERVICES LTD.
                                        AS SECRETARY


                                        BORG ENERGY AB

                                        By: Tomas Borg
                                            -------------------------------
                                        Name: Tomas Borg
                                        Title: Director


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